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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


                          MALAN REALTY INVESTORS, INC.
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                (Name of Registrant as Specified In Its Charter)


                      KENSINGTON INVESTMENT GROUP, INC.
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

KENSINGTON LOGO

                 PLEASE SIGN, DATE & RETURN THE GOLD PROXY CARD
                        THROW AWAY THE WHITE PROXY CARD

Dear Fellow Shareholder:                                          April 21, 2000

On April 7, we sent you a letter which raised serious questions about how Malan Realty Investors is being run. Please take a minute to read this letter -- it is brief and important.

Do not be misled by management and the board's attempts to obscure the real issues by sending you numerous documents filled with misleading statistics and claims. Look at the simple facts contained in this letter and ask yourself three questions:

-  Who is the company being run to benefit -- shareholders or management?
- Why has annual executive compensation increased 70% since 1994 while the stock price has fallen 30%?
-  Who do you trust to lead the company?

ACTIONS TAKEN BY MANAGEMENT AND THE BOARD SPEAK FOR THEMSELVES. THEY ARE HOSTILE TO SHAREHOLDERS. SPECIFICALLY, MANAGEMENT AND THE CURRENT BOARD HAVE:

-  ENRICHED themselves while the stock price has declined.
-  ENTRENCHED themselves despite shareholder protests.
-  ENGAGED in questionable business practices.

THE KENSINGTON NOMINEES ARE INTERESTED IN SHAREHOLDER VALUE

- Like you, we and our clients are simply investors in Malan Realty. We want to protect this investment from price deterioration, self-interested management, and a poorly qualified board. There is no conflict between what is good for shareholders and what is good for us. Our only priority is shareholder value.

- We believe the Company's properties are worth 20% to 40% more than recent trading prices and that shareholders would benefit by selling properties and distributing cash or buying back stock.

- We believe management has been reluctant to pursue this course of action because it could result in a smaller company which may not justify their current compensation nor meet their personal ambitions.

 YOU CAN STILL VOTE FOR THE KENSINGTON NOMINEES PLEASE SIGN, DATE & RETURN THE
                                GOLD PROXY CARD

            CALL OUR PROXY SOLICITORS AT 800-223-2064 WITH QUESTIONS

                     WHO DO YOU TRUST TO LEAD THE COMPANY?
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MANAGEMENT AND CERTAIN BOARD MEMBERS HAVE ENGAGED IN QUESTIONABLE BUSINESS
PRACTICES. HERE IS ONE EXAMPLE:

- Current Malan board member William McBride was also the co-founder, Chairman and CEO of Assisted Living Concepts ("ALF"), a publicly traded company.

- In February 1999 ALF announced that it had to restate its financial reports. ALF had originally reported net income of $4.6 million. ALF ultimately admitted it had actually lost $17.7 million. Shares of ALF were suspended from trading for almost six months.

- In March 1999 Mr. McBride resigned as CEO and Chairman of ALF. The stock price is now under $2 -- less than 10% of its former high price.

Given the very troubling events at Mr. McBride's company, we are convinced he should not continue on Malan's board. Furthermore, we have grave reservations about management and the board's insistence on Mr. McBride's continued involvement with Malan. Is this the kind of leadership you want for Malan?

WHO IS KENSINGTON AND WHO ARE THE KENSINGTON NOMINEES?

- Kensington manages mutual funds and retirement plans which specialize in real estate securities. We have been a shareholder since 1995 and are Malan's largest shareholder. We and our clients are simply investors in Malan Realty.

- We believe the Company's properties are worth 20% to 40% more than recent trading prices and that shareholders would benefit by selling properties and distributing cash or buying back stock.

- We have nominated experienced and qualified candidates who are committed to maximizing value for all shareholders and who will stop "rubber stamping" actions that entrench management.

                                   DIRECTIONS

1. TO VOTE FOR THE KENSINGTON NOMINEES YOU MUST SIGN, DATE AND RETURN ONLY THE GOLD PROXY CARD.

2. If you voted on management's White proxy card BUT WISH TO SUPPORT OUR NOMINEES, please sign, date and mail the enclosed GOLD proxy card.

3. Remember -- only your latest dated proxy will determine how your shares are to be voted at the meeting.

4. If any of your shares are held by your broker, please tell your broker to vote your shares for the Kensington nominees on the GOLD proxy card.

            CALL OUR PROXY SOLICITORS AT 800-223-2064 WITH QUESTIONS

In Two Years, MALAN STOCK HAS FALLEN BY 33%, While Management and the Board Entrenched and Enriched Themselves. The Dividend Has NEVER Been Increased Since 1994.
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     Malan Realty Share Price Graph from December 31, 1997 to March 31, 2000 and showing the following points: Golden Parachute employment agreements disclosed; sold stock to public at $17.75 per share; Awarded themselves an 86% increase in compensation; Enacted a "Poison Pill" rights plan; Attempted to "Stagger the Board"; Unscheduled "Special Meeting" changes by-laws to reduce shareholder rights; Denied Kensington the ability to continue to buy more stock.


SOURCE: Bloomberg, SEC Filings

                          COMMON QUESTIONS AND ANSWERS
                          MALAN REALTY BOARD ELECTION

Q: WHAT IS HAPPENING?

A:A new set of directors is being sponsored for election to the board by Malan
  Realty's largest shareholder, Kensington Investment Group, Inc.

Q: WHY IS THIS HAPPENING?

A:We are concerned about Malan's future because (1) the company has had very poor earnings and stock price performance since it came public in 1994, (2) the current board has aggressively moved to entrench itself and management, and (3) we think the quality of the current board members and their leadership qualifications are poor and inadequate.

Q: WHO IS KENSINGTON INVESTMENT GROUP?

A:Kensington is a registered investment advisor in the business of advising mutual funds and other investment entities on behalf of investors like you. Kensington's business is focused exclusively on real estate securities. Kensington has been a shareholder of Malan since 1995.

Q: IS KENSINGTON A CORPORATE RAIDER TRYING TO TAKE OVER MALAN REALTY?

A:No. Kensington and its clients own 9.9% of Malan Realty. Kensington is only interested in protecting this investment from price deterioration, self-interested management, and a poorly qualified board. Three of the five Kensington nominees are not affiliated with Kensington.

Q: WHO ARE THE KENSINGTON NOMINEES?

A:We have nominated five outstanding individuals with extensive real estate development, management and capital markets experience. All are individuals of integrity and professional accomplishment. Please see our April 7, 2000 proxy statement for full biographies.

Q: HOW DO I SUPPORT THE KENSINGTON NOMINEES?

A:Sign, date and mail the enclosed GOLD proxy card in the postage-paid envelope as soon as possible.

Q: WHAT HAPPENS IF I DO NOT SUPPORT THE KENSINGTON NOMINEES?

A:The current board will be re-elected. We believe they will continue with their entrenchment campaign and their poor, unfocused leadership.